Exhibit 10.14

BRICKELL BIOTECH, INC.
Letter Agreement

July 10, 2018

Jose Breton
2973 Bellmeade Way
Longmont, CO 80503

Re:    Brickell Biotech, Inc.
Offer of Employment

Dear Mr. Breton:

Brickell Biotech, Inc., a Delaware corporation (“Brickell”) is pleased to offer you a position as Chief Accounting Officer. This letter agreement (“Agreement”) sets forth the basic terms and conditions of your at-will employment with Brickell as follows:

1.
Responsibilities. Your responsibilities as Chief Accounting Officer are as further detailed in Attachment A to this Agreement. You will report to Brickell’s Chief Operating Officer and Chief Financial Officer or such other designated officer or employee of Brickell, as so determined by Brickell, and shall render professional services in accordance with the job requirements, specific operational directives and Brickell policy. As a material part of your employment relationship, you will be asked to ratify an applicable company protection agreement that sets forth provisions of confidentiality, non-competition and non-interference. An equal opportunity employer, Brickell will also ask you to acknowledge and assent to certain employment policies.

2.	Effective Date/Start Date. The effective date of this Agreement shall be July 15, 2018 (“Effective Date”).

3.
Salary. In consideration for your services following the Start Date, you shall be paid a salary of $175,000.00 per annum “Base Salary”), payable in bi-weekly installments consistent with Brickell’s payroll schedule, subject to applicable withholding and other taxes.

4.
Performance Bonus. In addition to the Base Salary, you are eligible for a performance bonus, in Brickell’s sole discretion, of up to 25% of your Base Salary per annum (“Performance Bonus”), subject to applicable tax withholding, in accordance with the goals and objectives of Brickell, as it may establish from time to time, including in any bonus plan to be established. Nothing herein is a guarantee of any Performance Bonus at all.

1.
Benefit Plans. Brickell currently permits its full time employees to enroll in its healthcare plan, and Brickell pays the costs of the related premiums, however this policy is subject to change and Brickell may end this practice and not pay for all or any of its full time employees’ healthcare premiums and/or may terminate its healthcare plans at any time. Therefore, from the Start Date, and during your full time employment, Brickell will directly pay the costs of your medical and vision and dental insurance premiums so long as you enroll in Brickell’s health care and vision/dental plan. However, Brickell reserves the right to eliminate all or a portion of this payment or participation in any plan at any time, upon notice to you. In addition, Brickell will reimburse you for pre-approved Brickell expenses as set forth in the Brickell policy manual and as the manual (or related policies) may be adjusted from time to time.

2.	Location. As part of your employment, you agree to be based in Brickell’s headquarters (5777 Central Ave. Suite 102, Boulder, CO 80301) on a full-time basis.

3.
Paid Time-Off. You are eligible to take up to twenty-one (21) personal days per year to include vacation, sick days and personal time. Additionally, you shall be eligible for paid holidays in accordance with Brickell’s holiday schedule.

4.
Travel and Expenses. Upon the submission of proper substantiation by you, and subject to such rules and guidelines and policies as Brickell may from time to time adopt, Brickell shall reimburse you for all actual and reasonable travel expenses actually paid or incurred by you during the term of employment in the course of and pursuant to the business of Brickell. You agree to account to Brickell in writing for all expenses for which reimbursement is sought and shall supply to Brickell copies of all relevant invoices, receipts or other evidence reasonably requested by Brickell. In addition, Brickell agrees to specifically reimburse you for the reasonable cost of a cell phone, subject to written approval of plan and model.

5.
Assumption of Risk. With this Agreement you acknowledge that you are assuming all risks of being employed in an at-will capacity by a development-stage pharmaceutical corporation with limited capital and resources, highly subject to the volatility of the marketplace. Any contrary representations that may have been made to you are superseded by this Agreement. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for Brickell, or which is in any way inconsistent with the terms of this Agreement.

6.
Termination. Following the Effective Date, you are able to terminate your employment from Brickell with or without cause, but two (2) months written notice is appreciated. Likewise, Brickell may terminate your employment at any time with or without cause. If termination is without cause, Brickell will provide you with one hundred eighty (180) days of Base Salary severance. This Agreement shall not be construed as an agreement, either express or implied, to employ you for any stated

term, and shall in no way alter Brickell’s policy of employment at-will, under which both Brickell and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice. Although your job duties, title, compensation and benefits, as well as Brickell’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and an executive officer at Brickell that expressly states the intention to modify the at-will nature of your employment.

7.
Disputes. Any dispute or controversy arising under or in connection with this Agreement (other than claims you may have for workers’ compensation or unemployment insurance benefits), shall be submitted to final and binding arbitration in Boulder County, Colorado or a nearby county of the closest office of the American Arbitration Association (“AAA”), according to the provisions of its Employment Arbitration Rules (“Rules”) then in effect (except to the extent that the procedures outlined below differ from such Rules or the parties agree otherwise) and the substantive law of the Federal Arbitration Act (“FAA”). In the event of any inconsistency between the FAA and the Rules, the FAA will prevail. The Rules are available on-line at www.adr.org or upon request from Brickell.

Within thirty (30) days after written notice by either party has been given that a dispute exists and that arbitration is required, each party must select an arbitrator and those two arbitrators shall promptly, but in no event later than thirty (30) days after their selection, select a third arbitrator. The parties agree to act as expeditiously as possible to select arbitrators and conclude the dispute. The selected arbitrators must render their decision in writing. The arbitrators’ decision shall be final, conclusive and binding on the parties to arbitration. The arbitrators’ award may be enforced in any court of competent jurisdiction.

Although arbitration is contemplated to resolve disputes hereunder, either party may proceed to court to obtain an injunction to protect its rights hereunder, the parties agreeing that either could suffer irreparable harm by reason of any breach of this Agreement. Pursuit of an injunction shall not impair arbitration on all remaining issues.

In the event that a court of competent jurisdiction shall determine that any provision of this Agreement is invalid or more restrictive than permitted under the governing law of such jurisdiction, then such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

BY SIGNING THIS AGREEMENT, PARTIES ARE EACH GIVING UP ITS RIGHT TO A JURY TRIAL AND ITS RIGHT TO BRING OR PARTICIPATE IN A CLASS/COLLECTIVE ACTION, IF ANY, IN COURT. ALL CLAIMS WILL BE RESOLVED EXCLUSIVELY THROUGH ARBITRATION, AS

ALLOWED BY LAW. Nothing in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency. Notwithstanding the foregoing, you agree to waive your right to recover monetary damages in any charge, complaint, or lawsuit filed by you or by anyone else on your behalf.

8.	Choice of Law. This Agreement, and the terms of your employment, shall each be governed by and construed in accordance with the laws of the State of Colorado without regard to conflict of laws issues.

9.	Headings. Any heading used in this Agreement is inserted for convenience and reference only and is to be ignored in the construction and interpretation of the provisions thereof.

10.
Miscellaneous. To the extent that language contained in this Agreement is inconsistent with other agreements between Brickell and you, including the company protection agreement, the terms and conditions herein shall prevail.

[Remainder of Page Left Blank Intentionally]

If you believe this Agreement satisfactorily sets forth the terms and conditions as you understand them relative to your proposed employment arrangement, please sign and return this Agreement to Brickell. Upon receipt of your executed Agreement, Brickell will promptly forward information regarding additional aspects of the hiring process.

Thank you for your interest in Brickell. We very much look forward to working with you in the days ahead.

Sincerely,
BRICKELL BIOTECH INC.

By:	/s/ Andrew Sklawer
Its:	Chief Operating Officer

Date:	July 10, 2018

ACKNOWLEDGED AND AGREED:

By:	/s/ Jose Breton
Jose Breton, individually

Date:	July 10, 2018

ATTACHMENT A TO AGREEMENT

Chief Accounting Officer / VP of Finance

The Chief Accounting Officer is responsible for maximizing operating results through oversight of finance, accounting, tax, planning, risk management, and institutional financing. The Chief Accounting Officer will work closely with internal stakeholders to direct the strategic activities and priorities within the finance department. The Chief Accounting Officer will oversee and/or conduct all planning, forecasting, reporting, and management of financials, by providing on-going updates to key financial metrics, financial results to plan/forecast, and providing recommended course of action to such results. The Chief Accounting Officer will monitor and ensure proper capital/cash is in place to support the growth of the business by maintaining various financial models to predict the cash of the business overtime, as well as working with institutional investors/bankers to develop any needed financing structures.

Key Responsibilities:

•
This position will be expected to lead and collaborate with multiple internal stakeholders to ensure the development of a financial and operational strategy, metrics tied to that strategy, and the ongoing development and monitoring of control systems designed to preserve company assets and report accurate financial results.

Specific Responsibilities:

•	Monitor compliance with generally accepted accounting principles (GAAP) and company procedures

•	Issue timely and complete financial statements under US GAAP

•	Review, investigate, and correct errors and inconsistencies in financial entries, documents, and reports

•	Assures compliance with federal, state, local and corporate policies, regulations and laws

•	Evaluate current accounting practices and policies and drives continuous improvement

•	Prepare financial statements and other reports to summarize and interpret current and projected company financial position. Ensure integrity of all financial information

•	Coordinate monthly closing process

•	Develop and implement various accounting procedures

•	Track records, plan, and file all state and federal taxes, along with internal and external financial reports

•	Develop, implement and upgrade financial systems and controls

•	Direct and coordinate financial planning and budget management functions

•	Recommend benchmarks for measuring the financial and operating performance

•	Monitor and analyze monthly operating results against budget

•	Oversee daily operations of the finance, accounting, and human resources departments

•	Manage the preparation of financial outlooks and financial forecasts

•	Prepare financial analysis for contract negotiations and investment decisions

•	Assist in establishing short- and long-range departmental goals, objectives, policies, and operating procedures

•	Design, establish, and maintain an organizational structure to effectively accomplish the departments goals and objectives

•	Coordinate financial audits and provide recommendations for procedural improvements

•	Direct and monitor the company’s contract authorization process.